Exhibit 99

 FOR IMMEDIATE RELEASE

3M Reports Fourth-Quarter and Calendar Year Sales and Earnings

— 2004 Revenue Exceeds $20 Billion, Full-Year EPS up over 21 percent —

ST. PAUL, Minn. – Jan 18, 2005 – 3M (NYSE: MMM) today announced its sales and profit results for the fourth-quarter and full-year 2004.

Net income for the quarter was $720 million, or $0.91 per share, versus $619 million, or $0.77 per share, in the fourth quarter of 2003.  Fourth quarter net income and earnings per-share increased 16.3 percent and 18.2 percent, respectively.  This result is at the high end of previous earnings guidance of $0.90 to $0.91 per share.

“The broad-based strength of the 3M business and geographic portfolio drove our excellent performance this quarter,” said W. James McNerney, Jr., 3M chairman and CEO.  “This strong finish positions us well for continued growth and operational success in 2005.”

The fourth-quarter results do not include any effect from the foreign dividend reinvestment provision of the American Jobs Creation Act of 2004(a) or proposed accounting rule changes related to contingently convertible debt instruments(b), since neither of the relevant rules had been finalized.

Fourth-quarter worldwide sales totaled $5.1 billion, up 7.9 percent compared to the fourth quarter of 2003.  Global sales volumes increased 4.8 percent in the fourth quarter and selling prices declined 0.9 percent.  Local-currency sales (which excludes the impact of currency translation) increased 8.3 percent in Consumer and Office; 7.9 percent in Safety, Security, and Protection Services; 7.0 percent in Industrial; 5.0 percent in Health Care; 4.8 percent in Transportation; and declined 0.8 percent in Display and Graphics and 7.3 percent in Electro and Communications.  Currency effects increased sales by 4.0 percent.

Sales outside the United States totaled $3.1 billion in the fourth quarter, an increase of 9.5 percent versus last year’s comparable quarter.  Volumes increased 4.1 percent, while selling prices declined 1.2 percent.  Currency translation effects increased international sales by 6.6 percent.  Local-currency sales increased 3.9 percent in the combined Latin America, Africa, and Canada region, 3.7 percent in Asia Pacific, and 1.3 percent in Europe.

In the United States, sales totaled $2.0 billion, up 5.4 percent from the fourth quarter of 2003.  Volumes increased 5.7 percent in the fourth quarter and selling prices declined 0.3 percent.

For the calendar year, 3M net income totaled $3.0 billion and earnings per share increased 21.4 percent to $3.75 per share, up from $2.5 billion and $3.09 per share in 2003 excluding special items(c).

2004 calendar year sales totaled $20.0 billion, a 9.8 percent increase over 2003.  Sales volumes increased 6.7 percent for the year, and selling prices declined 0.7 percent.  For the calendar year, local-currency sales growth was driven by increases of 10.4 percent in Display and Graphics; 9.1 percent in Industrial; 6.9 percent in Consumer and Office; and 6.6 percent in Safety, Security and Protection Services.

“Our outstanding results in recent years demonstrate the enduring strength of the 3M business model, a model that has been improved and significantly strengthened,” McNerney said. “As a result, we are confident that by leveraging our multiple technology platforms, leadership positions in diverse markets, and well-integrated corporate initiatives, we will drive sustainable sales and profit growth in 2005 and beyond.”

3M also provided its full-year 2005 earnings estimates. The company expects 2005 earnings to be in the range of  $4.15 to $4.25 per share.  Full-year volume growth is expected to be between 5 and 8 percent.  Included in this 2005 expectation is an approximately $0.02 earnings per share decrease resulting from an anticipated change in accounting rules related to contingently convertible debt instruments.  This expectation does not include any impact from accounting rule changes related to the expensing of management stock options, which 3M expects to implement July 1, 2005.  The expectation also does not include a potential one-time increase in the tax provision related to possible repatriation of foreign earnings under the American Jobs Creation Act of 2004.

For the first quarter of 2005, the company expects earnings per share to be in the range of $1.00 to $1.02 and volume growth of between 5 and 7 percent.

Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a webcast of this conference, along with related charts and materials, at http://investor.3M.com.

NOTES:

(a)          Due to continued uncertainty regarding interpretation of key provisions of the American Jobs Creation Act of 2004, the company was not in a position to make a final decision to repatriate foreign earnings under the Act. Thus the company did not record a previously anticipated one-time increase in the tax provision for these earnings in the fourth quarter of 2004.

(b)         The company expects a change in accounting rules related to contingently convertible debt instruments to affect results beginning in 2005.

(c)          During the first quarter of 2003, 3M recorded pretax charges of $93 million ($58 million after-tax) related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the Company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) the availability and cost of purchased components and materials, including oil-derived compounds; (5) 3M’s ability to successfully integrate and obtain the anticipated synergies from acquisitions and strategic alliances; (6) receiving less savings from its corporate initiatives than estimated;  and (7) legal proceedings, including the outcome of and information derived from pending Congressional action concerning asbestos-related litigation and other significant developments that could occur in the legal proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and its subsequent periodic reports on Forms 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About 3M — A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended December 31		Twelve-months ended December 31
	2004	2003	2004	2003
Net sales	$5,091	$4,718	$20,011	$18,232
Operating expenses
Cost of sales	2,613	2,429	9,958	9,285
Selling, general and administrative expenses	1,097	1,061	4,332	4,039
Research, development and related expenses	289	286	1,143	1,102
Other expense	—	—	—	93
Total	3,999	3,776	15,433	14,519
Operating income	1,092	942	4,578	3,713
Interest expense and income
Interest expense	17	15	69	84
Interest income	(14)	(11)	(46)	(28)
Total	3	4	23	56
Income before income taxes and minority interest	1,089	938	4,555	3,657
Provision for income taxes	359	305	1,503	1,202
Minority interest	10	14	62	52
Net income	$720	$619	$2,990	$2,403
Weighted average common shares outstanding – basic	776.2	784.6	780.5	782.8
Earnings per share – basic	$0.93	$0.79	$3.83	$3.07
Weighted average common shares outstanding – diluted	790.4	800.9	796.5	795.3
Earnings per share – diluted	$0.91	$0.77	$3.75	$3.02
Cash dividends paid per common share	$0.36	$0.33	$1.44	$1.32

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

(Millions, except per-share amounts)

(Unaudited)

	Twelve-months ended December 31, 2004			Twelve-months ended December 31, 2003
	Excluding special items	Special items	Reported total	Excluding special items (a)	Special items (a)	Reported total
Net sales	$20,011	$—	$20,011	$18,232	$—	$18,232
Operating expenses
Cost of sales	9,958	—	9,958	9,285	—	9,285
Selling, general and administrative expenses	4,332	—	4,332	4,039	—	4,039
Research, development and related expenses	1,143	—	1,143	1,102	—	1,102
Other expense	—	—	—	—	93	93
Total	15,433	—	15,433	14,426	93	14,519
Operating income (loss)	4,578	—	4,578	3,806	(93)	3,713

Interest expense and (income), net	23	—	23	56	—	56

Income (loss) before income taxes and minority interest	4,555	—	4,555	3,750	(93)	3,657

Provision (benefit) for income taxes	1,503	—	1,503	1,237	(35)	1,202
Effective tax rate	33.0%	—	33.0%	33.0%	—	32.9%

Minority interest	62	—	62	52	—	52
Net income (loss)	$2,990	$—	$2,990	$2,461	$(58)	$2,403

Weighted average diluted shares	796.5	—	796.5	795.3	795.3	795.3
Net income per diluted share	$3.75	$—	$3.75	$3.09	$(0.07)	$3.02

(a) In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. During the first quarter of 2003, 3M recorded pretax charges of $93 million ($58 million after-tax) related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	At December 31
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$2,757	$1,836
Accounts receivable – net	2,792	2,714
Inventories	1,897	1,816
Other current assets	1,274	1,354

Total current assets	8,720	7,720
Investments	227	218
Property, plant and equipment – net	5,711	5,609
Goodwill, intangible assets and other assets (a)	6,050	4,053

Total assets	$20,708	$17,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,094	$1,202
Accounts payable	1,168	1,087
Accrued payroll	487	436
Accrued income taxes	867	880
Other current liabilities	1,455	1,477

Total current liabilities	6,071	5,082
Long-term debt	727	1,735
Other liabilities (a)	3,532	2,898

Total liabilities	10,330	9,715

Total stockholders’ equity – net (a)	10,378	7,885
Shares outstanding
December 31, 2004: 773,518,281 shares
December 31, 2003: 784,117,360 shares

Total liabilities and stockholders’ equity	$20,708	$17,600

(a) Accounting rules require that, if the Accumulated Benefit Obligation (ABO) exceeds the fair value of pension plan assets, the employer must recognize a liability that is at least equal to the unfunded ABO.  In December 2002, 3M recorded a substantial minimum pension liability adjustment.  As a result of pension contributions, strong asset performance and other factors, 3M’s U.S. qualified pension plan assets exceeded the ABO at year-end 2004.  This change in U.S qualified pension plan assets was the primary component which resulted in an adjustment to other comprehensive income that increased stockholders’ equity by $1.193 billion, increased other assets by $1.773 billion, decreased other liabilities by $151 million, and increased the long-term deferred tax liability (which is part of Other liabilities) by  $731 million.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve-months ended December 31
	2004	2003
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,282	$3,773
Cash flows from investing activities:
Purchases of property, plant and equipment	(937)	(677)
Acquisitions, net of cash acquired	(73)	(439)
Other investing activities	72	147
NET CASH USED IN INVESTING ACTIVITIES	(938)	(969)
Cash flows from financing activities:
Change in debt	(111)	(440)
Purchases of treasury stock	(1,791)	(685)
Reissuances of treasury stock	508	555
Dividends paid to stockholders	(1,125)	(1,034)
Other financing activities	(15)	(23)
NET CASH USED IN FINANCING ACTIVITIES	(2,534)	(1,627)
Effect of exchange rate changes on cash	111	41
Net increase in cash and cash equivalents	921	1,218
Cash and cash equivalents at beginning of period	1,836	618
Cash and cash equivalents at end of period	$2,757	$1,836

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Twelve-months ended December 31
	2004	2003
FREE CASH FLOW (Non-GAAP measure):
Net cash provided by operating activities	$4,282	$3,773
Purchases of property, plant and equipment	(937)	(677)
Free Cash Flow (a)	$3,345	$3,096

OTHER NON-GAAP MEASURES:
Net Working Capital Turns (b)	5.8	5.5

Reported:
Economic Profit (c)	$1,758	$1,322
Return on Invested Capital (c)	23.4%	21.3%

Excluding Special Items in 2003:
Economic Profit (c)	$1,758	$1,380
Return on Invested Capital (c)	23.4%	21.8%

(a) Free cash flow is not defined under GAAP.  Therefore, it is considered a non-GAAP measure.  Non-GAAP measures should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies.  The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment.  It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

(b) The company uses non-GAAP measures that place emphasis and focus on certain working capital assets and liabilities.  3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable.  This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

(c) The company uses non-GAAP measures to focus on shareholder value creation.  3M’s Economic Profit is defined as after-tax operating income less a charge for operating capital.  3M also uses Return on Invested Capital, defined as after-tax operating income divided by average operating capital.  This measure is presented as reported and also excluding 2003 special items.  Special items were previously defined within the Supplemental Consolidated Statement of Income Information section of this document.  These measures are not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Three-Months Ended December 31, 2004

Sales Change Analysis By Geographic Area	United States	International	Worldwide
Volume – core	4.8%	3.8%	4.2%

Volume – acquisitions	0.9	0.3	0.6
Volume – total	5.7	4.1	4.8

Price	(0.3)	(1.2)	(0.9)
Total local-currency sales	5.4	2.9	3.9

Translation	—	6.6	4.0
Total sales change	5.4%	9.5%	7.9%

Worldwide Sales Change Analysis By Business Segment	Local- currency Sales	Translation	Total Sales Change
Health Care	5.0%	4.3%	9.3%

Industrial	7.0	4.1	11.1

Display and Graphics	(0.8)	4.7	3.9

Consumer and Office	8.3	3.1	11.4

Safety, Security and Protection Services	7.9	4.0	11.9

Electro and Communications	(7.3)	3.2	(4.1)

Transportation	4.8	4.1	8.9

Twelve-Months Ended December 31, 2004

Sales Change Analysis By Geographic Area	United States	International	Worldwide
Volume – core	3.2%	8.2%	6.2%

Volume – acquisitions	0.8	0.3	0.5
Volume – total	4.0	8.5	6.7

Price	(0.1)	(1.1)	(0.7)
Total local-currency sales	3.9	7.4	6.0

Translation	—	6.5	3.8
Total sales change	3.9%	13.9%	9.8%

Sales Change Analysis By International Geographic Area	Local- currency Sales	Translation	Total Sales Change
Europe	0.8%	8.9%	9.7%

Asia Pacific	13.6	5.6	19.2

Latin America, Africa and Canada	9.3	2.4	11.7

Worldwide Sales Change Analysis By Business Segment	Local- currency Sales	Translation	Total Sales Change
Health Care	1.7%	4.2%	5.9%

Industrial	9.1	4.0	13.1

Display and Graphics	10.4	4.6	15.0

Consumer and Office	6.9	2.8	9.7

Safety, Security and Protection Services	6.6	3.6	10.2

Electro and Communications	0.3	2.9	3.2

Transportation	5.2	4.2	9.4

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS
SEGMENT	Three-months ended		Twelve-months ended
INFORMATION	December 31		December 31
(Millions)	2004	2003	2004	2003

NET SALES
Health Care	$1,115	$1,020	$4,230	3,995
Industrial	960	865	3,792	3,354
Display and Graphics	842	810	3,406	2,962
Consumer and Office	763	685	2,861	2,607
Safety, Security and Protection Services	526	470	2,125	1,928
Electro and Communications	452	472	1,876	1,818
Transportation	423	388	1,683	1,538
Corporate and Unallocated	10	8	38	30

Total Company	$5,091	$4,718	$20,011	$18,232

OPERATING INCOME
Health Care	$310	$254	$1,123	$1,027
Industrial	158	109	661	458
Display and Graphics	240	243	1,131	885
Consumer and Office	147	114	542	460
Safety, Security and Protection Services	107	90	491	437
Electro and Communications	68	71	291	255
Transportation	98	88	428	389
Corporate and Unallocated (a)	(36)	(27)	(89)	(198)

Total Company	$1,092	$942	$4,578	$3,713

(a) The following charges were recorded in Corporate and Unallocated.  Fourth quarter 2004 includes an increase of $40 million in the respirator mask/asbestos litigation reserve partially offset by a $20 million increase in the associated insurance receivable resulting in a net cost (“Net Cost”) of $20 million, compared to a Net Cost of $16 million in the fourth quarter of 2003.   First quarter 2004 includes $16 million in expense related to a reduction in breast implant receivables, primarily related to an arbitration ruling in the first quarter that rejected the Company’s claims for recovery under certain of its claims-made policies. Third quarter 2003 includes Net Cost related to respirator mask/asbestos and implant reserves.  During the first quarter of 2003, 3M recorded pretax charges of $93 million related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc.  First quarter 2003 also includes certain acquisition-related costs and Net Cost related to respirator mask/asbestos reserves.

Investor Contacts:	Mark Colin	Media Contact:	John Cornwell
	3M		3M
	(651) 733-8206		(651) 733-7698

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000